EXHIBIT 2.2


                                SUPPORT AGREEMENT


     This SUPPORT AGREEMENT, is entered into as of September 10, 2000, among J.
G. Durand Industries, S.A., a societe anonyme organized under the law of France ("Diamond"), Mountain Acquisition Corp., a Delaware corporation ("MAC"), and the persons listed on Schedule A hereto (each a "Shareholder", and, collectively, the "Shareholders"). Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement (defined below).

     WHEREAS, Mikasa, Inc., a Delaware corporation (the "Company"), the Shareholders, Diamond and MAC have, simultaneously with the execution and delivery of this Agreement, entered into an Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of MAC with and into the Company (the "Merger"), which Merger Agreement and Merger have been recommended by the Special Committee of the Company's Board of Directors;

     WHEREAS, each Shareholder is the record and beneficial owner of the number of shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Shareholder's name on Schedule A hereto and under the heading "Total Shares" (such shares of the Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of the Company Common Stock that may be acquired after the date hereof by such Shareholder, including shares of the Company Common Stock issuable upon the exercise of options to purchase the Company Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"); and

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Diamond and MAC have requested that the Shareholders enter into this Agreement.

     NOW, THEREFORE, to induce Diamond and MAC to enter into, and in consideration of it entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

     1. Representations and Warranties of the Shareholders. Each Shareholder acting solely in its capacity as a holder of the shares and not as a director or employee of the Company or in any other capacity, hereby, severally and not jointly, represents and warrants to, and agrees with, Diamond and MAC as follows:

         (a) Authority. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Diamond and MAC, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to creditors rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity). Except for the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state, local, municipal or foreign or other government or subdivision, branch, department or agency thereof or any governmental or quasi-governmental authority of any nature, including any court or other tribunal (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any lien, charge, security interest or other encumbrance of any nature (a "Lien") upon any of the properties or assets of the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares.

         (b) The Shares. The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and the Shareholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements with respect to the ownership, transfer or voting of the Shares, except for any such Liens or proxies arising hereunder. The Shareholder owns of record or beneficially no shares of the Company Common Stock other than such Shareholder's Shares and shares of the Company Common Stock issuable upon the exercise of Company stock options, as set forth on Schedule A hereto.

         (c) Merger Agreement. The Shareholder understands and acknowledges that Diamond and MAC are entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. The Shareholder covenants and agrees that it will timely perform all of its obligations under the Merger Agreement.

     2. Representations and Warranties of Diamond and MAC. Diamond and MAC hereby jointly and severally represent and warrant to, and agree with, the Shareholders as follows:

         (a) Authority. Diamond and MAC each have the requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Diamond and MAC and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of Diamond and MAC. This Agreement has been duly executed and delivered by Diamond and MAC and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders, constitutes a valid and binding obligation of Diamond and MAC enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to creditors rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity). Except for the expiration or termination of the waiting periods under the HSR Act, and filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by Diamond or MAC nor the consummation by Diamond or MAC of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Lien, upon any of the properties or assets of Diamond or MAC under, any of the terms, conditions or provisions of any Contract to which Diamond or MAC is a party or by which Diamond or MAC or any of their respective properties or assets may be bound or (iii) violate any Order or Law applicable to Diamond or MAC or any of their respective properties or assets.

         (b) Securities Act. The Shares will be acquired in compliance with, and Diamond and MAC will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of, the Securities Act of 1933, as amended.

         (c) Merger Agreement. Diamond and MAC each covenant and agree that it will timely perform all of its obligations under the Merger Agreement.

     3. Covenants of the Shareholders. Each Shareholder, severally and not jointly, to the extent he has the capacity to vote, solely in his capacity as holder of the Shares and not as a director or employee of the Company or in any other capacity, agrees as follows:

         (a) Such Shareholder shall not, except as contemplated by the terms of this Agreement or the Merger Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of his Shares to any person other than Diamond, MAC or their designees, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to his Shares or (iii) take any other action that would in any way materially restrict, limit, interfere with or frustrate the performance of his obligations hereunder or the transactions contemplated hereby.

         (b) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall as requested by MAC (including, without limitation, by cooperating with MAC with respect to the proxy granted to MAC pursuant to
Section 6 below), vote (or cause to be voted) such Shareholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the vote, consent or other approval of stockholders of the Company is sought, such Shareholder shall as requested by MAC as provided above vote (or cause to be voted) such Shareholder's Shares against (i) any Competing Transaction (as defined in the Merger Agreement) or
(ii) any amendment of the Company's Certificate of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

     4. Notice of Acquisition of Additional Shares. Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify MAC of the number of any new shares of Company Common Stock acquired by such Shareholder, if any, after the date hereof.

     5. Grant of Proxy Coupled with an Interest; Appointment of Proxy.

         (a) Each Shareholder hereby grants to, and appoints, Paul Fontaine, and any other individual who shall hereafter be designated by MAC, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any Competing Transaction or Frustrating Transaction.

         (b) Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that all such proxies, if any, are hereby revoked.

         (c) Each Shareholder hereby affirms that the proxy set forth in this
Section 5 is coupled with an interest and is irrevocable until the termination of this Section 5 in accordance with Section 13 hereof. Each Shareholder hereby further affirms that the proxy is given in connection with the execution of the Merger Agreement, and that this proxy is given to secure the performance of the duties of such Shareholder under this Agreement.

     6. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Diamond or MAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder's Shares as contemplated by Section 3. Diamond and MAC each agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement and the Merger Agreement (including legal requirements of the HSR Act).

     7. Competing Transaction Fee.

         (a) Each Shareholder agrees, severally and not jointly, that in the event the Company or such Shareholder consummates or participates in a Competing Transaction (including, without limitation, by means of a tender offer) or enters into definitive agreements related to a Competing Transaction at any time during the twelve month period after the termination of the Merger Agreement (i) pursuant to Sections 9.01(d)(ii) or 9.01(g) of the Merger Agreement or (ii) pursuant to Sections 9.01(c), 9.01(d)(i) or 9.01(f)(i) of the Merger Agreement (provided that in the case of this clause (ii), a proposal relating to any Competing Transaction has been made to the Company or a Shareholder at or prior to the time of the termination by Diamond and MAC of the Merger Agreement pursuant to Sections 9.01(c), 9.01(d)(i) or 9.01(f)(i) thereof), such Shareholder shall pay to Diamond an amount in cash equal to the Competing Transaction Fee simultaneously with the closing of a Competing Transaction that was consummated or participated in within such twelve month period following the termination of the Merger Agreement or with respect to which a definitive agreement was entered into as described above within such twelve month period following the termination of the Merger Agreement.

         (b) For purposes hereof, the "Competing Transaction Fee" shall mean, with respect to each Shareholder, the product of (x) .50, multiplied by (y) (1) the total number of Shares owned by such Shareholder as of the time of termination of the Merger Agreement minus (2) the number of Shares (if any) that such Shareholder rolls over in, or otherwise retains following, the Competing Transaction (provided that if the number of Shares to be rolled over or otherwise retained by such Shareholder in the Competing Transaction is greater than the number of Shares to be rolled over by such Shareholder in the Merger, the number of Shares for purposes of this clause (2) shall be the number of Shares to be rolled over by such Shareholder in the Merger), multiplied by (z) the excess, if any, of (1) the highest price per share of Company Common Stock (whether paid to a Shareholder or any other holder of Company Common Stock) paid in such Competing Transaction over (2) $16.50.

For purposes of clarity, if the Company or any Shareholder enters into any agreement or understanding relating to any Competing Transaction prior to the date which is twelve months after the termination of the Merger Agreement as provided in paragraph (a) above and such Competing Transaction is consummated at anytime thereafter, the Competing Transaction Fee will be payable upon consummation of such Competing Transaction regardless of whether such Competing Transaction is consummated prior to or after the date which is twelve months after the termination of the Merger Agreement as provided in paragraph (a) above. Notwithstanding anything in this Agreement to the contrary, no amount shall be payable by a Shareholder pursuant to this Section 7 unless and until a Competing Transaction is consummated as described in paragraph (a) above.

     8. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Diamond and MAC shall each have the right to assign its rights, interests and obligations hereunder to any of its affiliates at its sole option and without the prior written consent of the other parties hereto; provided that no such assignment shall relieve Diamond or MAC of its respective obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9. General Provisions.

         (a) Payments. All payments required to be made to any party to this Agreement shall be made by Wire Transfer to an account designated by the recipient at least one business day prior to such payment.

         (b) Expenses. Subject to the terms of the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i) if to Diamond or MAC, to

                      c/o J. G. Durand Industries
                      38 rue Adrien Danvers
                      62510 Arques, France
                      Telecopy:        33 3 21 95 4774
                      Attention:       Mr. Paul Fontaine

                      with a copy to:

                      Kirkland & Ellis
                      153 East 53rd Street
                      New York, NY 10022
                      Telecopy:        (212) 446-4900
                      Attention:       Frederick Tanne, Esq.

                      and

                  (ii) if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto with a copy to:

                      Cleary, Gottlieb, Steen and Hamilton
                      One Liberty Plaza
                      New York, NY 10006
                      Telecopy:        (212) 225-3999
                      Attention:       Victor I. Lewkow, Esq.
                                       David Leinwand, Esq.

         (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         (g) Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

        (i) Publicity. Diamond and MAC on the one hand and the Shareholders on the other hand shall consult with each other and the Company before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Merger Agreement. Prior to the closing of the Merger, Diamond, MAC and the Shareholders shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NYSE or any securities exchange to which Diamond, MAC or the Company is a party and, in such case, shall use reasonable effects to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which Diamond, MAC and the Company will announce the execution of this Agreement.

     10. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director, employee or officer of the Company makes any agreement or understanding herein in his or her capacity as a director, employee or officer of the Company. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Shares and nothing herein shall limit or affect any actions taken by, or requires that any actions be taken by, such Shareholder in his capacity as an officer, employee or director of the Company.

     11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     13. Termination. The provisions of Sections 3, 4 and 5 hereof shall terminate automatically and be of no further force and effect on the earlier to occur of (a) the consummation of the Transactions (as defined in the Merger Agreement) and (b) the termination of the Merger Agreement, and the other provisions (including, without limitation, Section 7) of this Agreement shall survive any termination of the Merger Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, Diamond, MAC and each Shareholder have caused this Agreement to be duly authorized, executed and delivered, all as of the date first written above.

                                     J.G. DURAND INDUSTRIES


                                     By:  /s/  A. Ibled
                                        -----------------------------------
                                     Its:  President


                                     MOUNTAIN ACQUISITION CORP.


                                     By:  /s/  P. Durand
                                        -----------------------------------
                                     Its: Authorized Representative

                                  SHAREHOLDERS:


                                     RAYMOND B. DINGMAN, on behalf of
                                       himself, and

                                     THE RAYMOND BURNETT DINGMAN
                                       AND SUSAN VOGEL DINGMAN
                                       COMMUNITY PROPERTY TRUST,
                                       and

                                     THE RAYMOND BURNETT DINGMAN
                                       SEPARATE PROPERTY TRUST


                                     /s/  Raymond B. Dingman
                                     --------------------------------------
                                     Address:  c/o One Mikasa Drive
                                     Secaucus, New Jersey  07096-1549


                                     ALFRED J. BLAKE


                                     /s/ Alfred J. Blake
                                     --------------------------------------
                                     Address:  c/o One Mikasa Drive
                                     Secaucus, New Jersey  07096-1549


                                     ANTHONY F. SANTARELLI


                                     /s/ Anthony F. Santarelli
                                     --------------------------------------
                                     Address:  c/o One Mikasa Drive
                                     Secaucus, New Jersey  07096-1549


                                     GEORGE T. ARATANI, on behalf
                                       of himself, and

                                     THE GEORGE T. ARATANI
                                       AND SAKAYE I. ARATANI REVOCABLE
                                       LIVING TRUST


                                     /s/  George T. Aratani
                                     --------------------------------------
                                     Address:  c/o One Mikasa Drive
                                     Secaucus, New Jersey  07096-1549

                                   SCHEDULE A


                                                           Options to Purchase
Shareholder                                Common Shares      Common Shares
----------                                 -------------   -------------------

Alfred J. Blake                             3,956,353            247,500
---------------

Raymond B. Dingman                                  0            497,500
------------------

  Raymond Burnett Dingman and Susan
  Vogel Dingmanperty Trust                    109,845                  0

  Raymond Burnett Dingman Separate
  Property Trust                            1,184,192                  0

Anthony F. Santarelli                       1,587,038            240,000
---------------------

George T. Aratani                                   0                  0
-----------------

  George T. Aratani and Sakaye I.
  Aratani Revocable Living Trust            2,488,469                  0
                                            ---------           ---------


Total                                       9,325,897            985,000